July 24th, 2015

Joseph Denother

Portland, OR

Dear Joe,

We are pleased to offer you the position of Vice President, Operations of Health Insurance Innovations, Inc. (the “Company” or “HII”). We believe this is an exceptional opportunity for you to join our growing and dynamic organization. This offer is based upon a mutually acceptable start date as Vice President, Operations, to be determined (“Start Date”), however, the compensation and benefits package outlined in this letter assumes a Start Date on or prior to August 17, 2015.

The terms of our offer are as follows:

●	Effective as of the Start Date, your title will be Vice President, Operations of HII. In this capacity, you will report directly to the President of the Company.

●	Your duties will be performed primarily at our home office in Tampa, Florida, subject to reasonable travel requirements on behalf of the Company.

●	Your starting annual base salary will be $200,000, subject to applicable taxes and withholdings. On the date of your first regular paycheck following your Start Date, you will be paid a relocation bonus in the amount of $35,000, “grossed up” for applicable taxes and withholdings. If you are terminated for “cause” or resign without “good reason” prior to the third anniversary of your Start Date, you will be responsible for reimbursing the Company for the pro-rated amount (measured on a monthly basis) of such bonus.

●	You will be eligible to participate in the Company’s management bonus program in such amounts, on such terms and subject to such conditions as determined by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”). Your target bonus will be equal to 25% of your base salary, which will be pro-rated for calendar year 2015. All bonus payments will be subject to applicable taxes and withholdings.

●	You will be eligible to participate in the Company’s Long Term Incentive Plan (the “LTIP”). On your Start Date, subject to the approval of the Compensation Committee, and on the terms and subject to the conditions of the LTIP and the applicable grant document, you will be granted 10,000 Class A share-settled stock appreciation rights (“SSARs”) with a strike price equal to the market closing price of HII Class A shares on the Start Date.

●	Subject to your continued employment with the Company, beginning on January 1, 2016 and on each January 1 thereafter, at the discretion of the Compensation Committee, you will be eligible for a target equity grant under the LTIP of up to 25% of your base salary as follows: (a) 1/3 of such grant in HII Class A shares (“Restricted Shares”) and (b) 2/3 of such grant in SSARs (as determined by the Black-Scholes option-pricing model), with a strike price equal to the market closing price of HII Class A shares on the applicable grant date.

15438 N Florida Ave Ste 201 Tampa, FL 33613

OFFICE 877.376.5831 FAX 877.376.5832

www.hiiquote.com

●	Your grants of Restricted Shares and SSARs will vest 25% on each of the first two anniversaries of the applicable grant date (which, for your initial grant of SSARs will be the Start Date), and 50% will vest on the third anniversary of the applicable grant date. Unvested Restricted Shares and unvested or unexercised SSARs forming part of these grants will be subject to forfeiture if you resign without “good reason” or are terminated for “cause”. Similarly, unvested Restricted Shares and unvested or unexercised SSARs forming part of these grants will be subject to 100% accelerated vesting if you resign for “good reason” or are terminated without “cause.” In the event your employment is terminated because you resign for “good reason” or are terminated “without cause”, the SSARs forming part of these grants, to the extent that they are otherwise vested and exercisable at the time of your termination of service, shall terminate at 5:00 p.m. (Eastern time) on the date that is one year after the date of your termination of service.

●	If you resign for “good reason” or are terminated without “cause”, subject to the execution of a mutually acceptable release, you will be entitled to receive an amount equal to 6 months of your annual base salary (at the rate then in effect), payable in equal installments in accordance with our customary payroll procedures, subject to applicable taxes and withholdings, commencing on your employment termination date and ending 6 months thereafter.

●	Your employment agreement will contain definitions of “cause” and resignation for “good reason” substantially similar to those contained in the employment agreements of other similarly situated members of management.

●	You will be reimbursed for all reasonable expenses incurred by you in the course of performing your duties that are consistent with the Company’s policies and procedures in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

●	You will have paid time off of 20 days on the same terms, and subject to the same conditions, that are applicable to other similarly situated members of management and in accordance with the Company’s policies and practices.

●	You will be eligible to participate in health and other employee benefit on the same terms, and subject to the same conditions, that are applicable to other similarly situated members of management (subject also to all restrictions on participation that may apply under federal and state tax laws). The Company reserves the right to amend, modify or terminate any benefit and compensation plans and programs at any time in its sole discretion. Nothing in this letter should be construed as a guarantee of any particular level of benefits or of your participation in any benefit plan.

This offer and the commencement of your employment with us is contingent upon the successful completion of a pre-employment background check, as well as the execution of a mutually acceptable employment agreement between you and HII. This employment agreement will contain the above terms and other terms, conditions and covenants substantially similar to those contained in the employment agreements of other similarly situated members of management.

Your employment with the Company will be “at will,” which means that you or the Company may terminate your employment at any time, for any reason or no reason, with or without cause, and with or without prior notice or prior disciplinary action. This offer letter is not intended to create and shall not be construed as creating a contract of employment.

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15438 N Florida Ave Ste 201 Tampa, FL 33613

OFFICE 877.376.5831 FAX 877.376.5832

www.hiiquote.com

If you accept our offer as specified above, please sign and date this letter where indicated below and send it to me via e-mail (pmcnamee@hiiquote.com), with a copy to Michael D. Hershberger, our Chief Financial Officer (mhershberger@hiiquote.com). Your signature will acknowledge your understanding and acceptance of our offer, which will remain effective until July 28, 2015.

Please feel free to call or e-mail me if you have any questions regarding this offer or our organization generally. We are looking forward to having you join our team during this exciting time in our growth and we look forward to all your contributions.

Very truly yours,

HEALTH INSURANCE INNOVATIONS, INC.

/s/ Patrick R. McNamee
Patrick R. McNamee
President

UNDERSTOOD AND ACCEPTED:

/s/ Josef Denother
Joe Denother